Exhibit 99

NEWS RELEASE
Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com
Contacts: Media: Harry Anderson (805) 563-6816 Investors: Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Tenet Announces 3-for-2 Stock Split

        SANTA BARBARA, Calif.—May 22, 2002—Tenet Healthcare Corporation (NYSE: THC) announced today that its Board of Directors has approved a 3-for-2 stock split of Tenet Healthcare's common stock and a reduction of the par value of its common stock from $.075 per share to $.050 per share. The stock split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on June 28, 2002 to holders of record at the close of business on June 12, 2002.

        Tenet Healthcare, through its subsidiaries, owns and operates 116 acute care hospitals with 28,677 beds and numerous related health care services. Its hospitals and subsidiaries employ approximately 113,750 people serving communities in 17 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.